Consent of Independent Registered Public Accounting Firm

Hauppauge Digital Inc.

Hauppauge, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated December 27, 2011, relating to the consolidated financial statements of Hauppauge Digital Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2011.

BDO USA, LLP

New York, New York

September 12, 2012